Exhibit 99.1

Investor Contact: Stewart A. Fisher	Media Contact Information: Nanette Pietroforte
EVP and CFO	FischerHealth, Inc.
(610) 409-2225	(310) 577-7870, ext. 161
stewart.fisher@accellent.com	npietroforte@fischerhealth.com

For Immediate Release

Medical Device Manufacturing, Inc. (now known as Accellent Corp.) Announces
First Quarter Financial Results and Name Change

Newton, MA. (May 4, 2005) – Accellent Corp., formerly known as Medical Device Manufacturing, Inc. (the “Company”), a wholly owned subsidiary of Accellent Inc., announced strong results for the three months ended March 31, 2005, reflecting contributions from its acquisition of MedSource Technologies, Inc. on June 30, 2004  and continued strong organic growth.

First Quarter Financial Results

Net sales for the first quarter of 2005 increased 110% to $108.9 million compared with $51.8 million in the corresponding period of 2004.  The acquisition of MedSource contributed $45.8 million of net sales in the first quarter of 2005.  Net income for the first quarter of 2005 was $3.2 million compared to net income in the corresponding period of 2004 of $2.4 million.  Adjusted EBITDA(1) for the first quarter of 2005 was $20.0 million compared to $9.6 million in the corresponding period of 2004.  Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial statements accompanying this press release.

Pro Forma Financial Results(2)

Net sales for the first quarter of 2005 increased 12% to $108.9 million compared with pro forma net sales of $97.6 million in the corresponding period of 2004, reflecting strong growth in our targeted cardiovascular, endoscopic and orthopaedic markets.  The impact of the Company’s facility rationalization program, which included the closing or selling of select facilities, negatively impacted first quarter 2005 sales by approximately 2%.

Adjusted EBITDA for the first quarter of 2005 increased 32% to $20.0 million versus pro forma Adjusted EBITDA of $15.2 million in the corresponding period of 2004.  Adjusted EBITDA margins for the first quarter of 2005 improved to 18.4% from pro forma Adjusted EBITDA margins of 15.6% for the corresponding period of 2004.

Name Change

The Company also announced today it has changed its name to Accellent Corp. to better align itself with the brand identity of its parent company, Accellent Inc.

Conference Call

Ron Sparks, President and Chief Executive Officer, and Stew Fisher, Executive Vice President and Chief Financial Officer, will discuss first quarter results in a conference call scheduled for today, Wednesday, May 4, at 5:00 p.m. (Eastern Time).  The teleconference can be accessed live on the Intranet through the investor relations section of the Company’s website @ www.accellent.com or by calling (800) 510-0178 pass code 97984186.  Please visit the web site or dial in 10 to 15 minutes prior to the beginning of the call to download and install any necessary audio software.  A replay of the conference call will be available via www.accellent.com or by telephone at (888) 286-8010 pass code 27549213.

About Accellent

Accellent Inc., through its wholly owned subsidiary Accellent Corp., provides fully integrated contract manufacturing and design services to medical device manufacturers in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design & engineering services, precision component fabrication, finished device assembly and complete supply chain management. This enhances customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently.  For more information please visit www.accellent.com

Accellent Corp.

Consolidated Statements of Operations

(in thousands)

(unaudited)

	Three Months Ended
	Mar. 31, 2005	Pro Forma Mar. 31, 2004	Mar. 31, 2004
Net Sales	$108,874	$97,630	$51,841
Cost of Sales	76,857	70,406	35,589
Gross Profit	32,017	27,224	16,252
Selling, General & Admin. Expenses	15,169	15,535	7,855
Research & Development Expenses	665	670	585
Restructuring and Other Charges	850	1,100	—
Amortization of Intangibles	1,573	1,539	1,225
Income From Operations	13,760	8,380	6,587
Interest Expense, Net	7,985	7,174	3,700
Other Income	(27)	(9)	(22)
Income Before Income Taxes	5,802	1,215	2,909
Income Tax Expense	2,639	559	523
Net Income	$3,163	$656	$2,386

Accellent Corp.

Reconciliation of Net Income to EBITDA to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	Mar. 31, 2005	Pro Forma Mar. 31, 2004	Mar. 31, 2004
Net Income	$3,163	$656	$2,386
Income Tax Expense	2,639	559	523
Interest Expense, net	7,985	7,174	3,700
Depreciation and Amortization	5,336	5,634	3,010
EBITDA(1)	$19,123	$14,023	$9,619

Restructuring and Other Related Charges	850	1,100	—
Other (net)(1)	28	85	(66)
Adjusted EBITDA(1)	$20,001	$15,208	$9,553

Accellent Corp.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	Mar. 31, 2005	Dec. 31, 2004

Assets
Current Assets
Cash and Cash Equivalents	$7,171	$16,004
Accounts Receivable, Net	52,405	48,354
Inventories	58,912	58,014
Prepaid Expenses	3,692	3,471
Total Current Assets	122,180	125,843
Property and Equipment, Net	84,907	85,945
Goodwill	288,190	289,461
Intangibles, Net	80,300	81,874
Other Assets	17,037	17,106
Total Assets	$592,614	$600,229

Liabilities and stockholder’s equity
Current Liabilities
Current Portion of Long-Term Debt	$1,956	$1,961
Accounts Payable	21,090	20,447
Accrued Expenses	41,012	50,572
Total Current Liabilities	64,058	72,980
Notes Payable and Long-Term Debt	365,605	366,091
Other Long-Term Liabilities	22,569	23,667
Total Liabilities	452,232	462,738
Redeemable Preferred Stock	30	30
Stockholder’s Equity	140,352	137,461
Total Liabilities and Stockholder’s Equity	$592,614	$600,229

(1)           The Company defines Adjusted EBITDA as EBITDA (net income before net interest expense, income tax expense, depreciation and amortization) plus (i) expenses (minus gains) that we do not consider reflective of our ongoing operations and (ii) certain non-cash compensation charges.  As presented, Adjusted EBITDA adds back to EBITDA restructuring and other related charges, gain on sale of property, certain non-cash equity related charges, severance of an Executive Vice President and receipt of previously written-off account receivable acquired as part of the MedSource acquisition.  We use EBITDA and Adjusted EBITDA as a supplemental measure of our performance.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA and Adjusted EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.  We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of the Company’s performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

(2)           We have presented pro forma results of operations for the periods presented because (i) our 2004 historical results do not include operating results for MedSource for the three months ended March 31, 2004, and (ii) our capital structure changed significantly on June 30, 2004 as a result of the MedSource acquisition and related financing and other transactions described below. Accordingly, we believe the pro forma results of operations presented herein are useful in understanding, from a comparative perspective, our operating results.  The Company’s pro forma results of operations for the three months ended March 31, 2004 give effect to the following transactions as if they had occurred on January 1, 2004:  the MedSource acquisition and related payment of MedSource’s then existing debt; the repayment of the Company’s old senior secured credit facility and senior subordinated indebtedness and Accellent Inc.’s old senior indebtedness; the borrowings under our new senior secured credit facility; and the issuance of our $175 million principal amount 10% senior subordinated notes due 2012.  Such information is presented for comparative purposes only and does not purport to represent what our results of operations would actually have been had these transactions occurred on the date indicated or to project our results of operations for any future period or date. The basis for the Company’s pro forma results is detailed in its registration statement on Form S-1 filed with the Securities and Exchange Commission (Commission File No. 333-122619) on February 8, 2005.